NUVEEN MULTISTATE TRUST II

AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENT

This Amendment made this 4th day of October, 2016, by and between Nuveen Multistate Trust II, a Massachusetts business trust (the “Fund”), and Nuveen Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH THAT:

WHEREAS, the Board of Trustees of the Fund and the Adviser have agreed to amend that certain Management Agreement between the Fund and the Adviser dated October 1, 2014 (the “Agreement”) in order to subject the Nuveen California Intermediate Municipal Bond Fund (the “Portfolio”), a new series of the Fund, to the terms of the Agreement; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose, has approved the Agreement, as amended as set forth below, in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the Fund and the Adviser hereby agree as follows:

1.	The Portfolio shall be added to Exhibit A of the Agreement.

2.	The Portfolio’s Fund-Level Fee under Section 2(A) of the Agreement shall be computed by applying the following annual rate to the average total daily net assets of the Portfolio:

Average Total Daily Net Assets	Rate
For the first $125 million	.3500%
For the next $125 million	.3375%
For the next $250 million	.3250%
For the next $500 million	.3125%
For the next $1 billion	.3000%
For the next $3 billion	.2750%
For net assets over $5 billion	.2500%

3.	The Agreement, as so amended, shall be effective with respect to the Portfolio on October 4, 2016, and shall continue in effect until August 1, 2018, unless terminated earlier pursuant to Section 9 of the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

NUVEEN MULTISTATE TRUST II

	By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, LLC

	By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal

Exhibit A

Nuveen California Municipal Bond Fund

Nuveen California High Yield Municipal Bond Fund

Nuveen California Intermediate Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Massachusetts Municipal Bond Fund

Nuveen New Jersey Municipal Bond Fund

Nuveen New York Municipal Bond Fund